Filed Pursuant to Rules 164 and 433
Free Writing Prospectus dated January 16, 2009
Registration No. 333-150695

Rodman & Renshaw®

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Safe Harbor Statement

Statements in this presentation may be "forward-looking statements" within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Forward-looking statements involve risks and uncertainties that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. Such risks include, but are not limited to, competition in the veterinary biopharmaceutical industry, declines in demand for the Company's products, rising raw materials costs, changes to management or key personnel, risks associated with conducting business in China, the Company's ability to expand into markets outside of China and other risks detailed in the Company's filings with the Securities and Exchange Commission. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties. Forward-looking statements made during this presentation speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this presentation.

Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on any forward-looking statements. All written or oral forward-looking statements by the Company or persons acting on its behalf are qualified by these cautionary statements.

Skystar Bio-Pharmaceutical Company filed a Registration Statement on Form S-1 on October 28, 2008 (registration number 333-150695), which includes a Prospectus, with the U.S. Securities and Exchange Commission (SEC) for a public offering of its shares of Common Stock. Before you invest in the issuer's common shares, you should read such Prospectus in its entirety, including the risk described in the Prospectus related to investing in the issuer's securities, and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its common shares. You may get these documents for free by searching the SEC online database (EDGAR) at http://www.sec.gov. Alternatively, you may obtain a copy of the Prospectus from Rodman & Renshaw, LLC, the lead underwriter of the offering, by calling 212-430-1709.

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Offering Summary

Skystar Bio-Pharmaceutical	Veterinary Bio-Pharmaceutical Medicine Company in Xi'an, China
Stock Symbol	BPH on Alternex (pending approval) Currently SKBI
Offering Amount	$8 million
Securities Offered	1,000,000 Shares
Shares OS post offering	2,866,519 Shares
Legal Counsel	Richardson & Patel
Auditor	Moore Stephens
Anticipated Timing	Pricing February 2009
Web Address	www.SkystarBio-Pharmaceutical.com

Rodman & Renshaw

China-based producer and distributor of veterinary medicines, vaccines, microorganisms and feed additives

- Good Manufacturing Practice (GMP) compliant production facilities and processes
- Headquartered in Xi'an, Shaanxi Province, China
- 226 employees



SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Company Overview

China-based producer and distributor of veterinary medicines, vaccines, microorganisms and feed additives.

- Over 170 products in portfolio
- Over 50 products under development
- Strategic sales and distribution network of more than 800 agents and 300 direct customers
- Covering 29 provinces

Investment Highlights

- Young and fragmented industry
- Expanded production capacity by 200% in 2007
- CAGR of 64%, 67% and 94% for revenues, gross margins and adjusted net income respectively from 2003 - 2008
- Extensive product lines covering all key segments of animal farming industry

Consolidation of family owned/operated farms and improved technology are driving demand and growth in the veterinary industry.

- China is the largest producer of poultry and livestock in the world*
- Disease prevention, vaccines and veterinary medicine was a $7B industry in 2005 and growing at 15% a year since 2002.
- Industry evolving from single farmer to large-scale meat processing plants

*USDA – Economic Research Services - 2006

Consolidation of family owned/operated farms and improved technology are driving demand and growth in veterinarian industry.

- Government supports rapid development of modernization
- Good Manufacturing Plant certification required by PRC government for all veterinary pharmaceutical and vaccine manufacturers.
- Higher living standards spur demand for animal-based food sources
- Growing pet ownership

*USDA – Economic Research Services - 2006

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Product Segments

Product	Revenue		Gross Margin	
Through Sept. 30, 2008	as a Percentage of Total			
Veterinary Medications	$ 11,389,155	66%	4,781,286	54%
Micro-organism	$ 4,352,781	25%	$3,046,988	34%
Feed Additives	$ 784,161	5%	444,583	5%
Vaccines	$ 689,710	4%	613,925	7%
Total	$ 17,215,807	100%	$ 8,886,782	100%

- **Veterinary medications** - 140 products
  - Approved for 34 additional drugs in 2008 and expect approval for 50 additional drugs in 2009.
- **Micro-organism** – 13 products
  - In house production of microbial strains reduced production costs by 90% in 2008.
- **Veterinary vaccines** – 10 products (active and inactive)
  - New production facility construction in progress, expect to begin producing by end of 2008.
- **Feed additives** – 10 products
  - Increase yield and improve health of livestock

Xi'an R&D Facilities

- Two Labs (Veterinary Medicine Lab and Microorganism Lab)
- One Quality Inspection Center
- Over 25 researchers

Shanghai R&D Facilities

- 5 researchers from the Chinese Academy of Agricultural Sciences
- Responsible for evaluating and implementing technology from around China and abroad

Launched several products targeting porcine reproductive and respiratory syndrome (PRRS), aka Blue Ear Disease

- April, 2007 launched Chinese Goldthread (Huanglian) Detoxification Powder ("CGDP")
- July, 2007 launched First Aid Kit for Swine High Fever Syndrome
- Cures complications caused by blue ear disease
- Sold over 20,000 kits to date

Skystar's Competitive Advantages

- Largest competitors are State Owned Enterprises ("SOE")
- Majority of 1,400 competitors with GMP certification (both SOE and non-SOE) only offer 1-2 product lines
- High barriers to entry for international competitors

Skystar's Competitive Advantages

- National branding
- Distribution network covering 29 provinces in China
- Established 300 franchise stores in 2007
- Only U.S. listed veterinary supply company in China

Skystar Bio-Pharmaceutical Co., Ltd.

Management Team



Weibing Lu
Chairman and CEO

- Founded the Company in 1997 (Now Skystar)
- BS from Wuhan University in 1985 and MBA from Xi'an Jiaotong University in 1999.
- Awarded Outstanding Entrepreneur of Xi'an Feed Industry in 2002
- Appointed as a Director of Xi'an Institute of Feed Industry



Wei Wen
Director and Vice General Manager

- Secretary of the Board and Vice GM since founding of the Company
- Graduated from Xi'an University of Science and Industry in 1986
- Manager and Vice GM at the Sales Department of two companies before joining Skystar



Bennet P. Tchaikovsky, CPA, Esq.
Chief Financial Officer

- Former CFO of Innovative Card Technologies, Inc. (NASDAQ: INVC)
- Director of Ever-Glory International Group (AMEX: EVK)
- Director of Sino Clean Energy Inc. (OTCBB: SCLX.OB)
- Graduate of Southwestern University School of Law
- Licensed as a CPA in California



Erna Gao

VP Finance & Administration

- Served as our Chief Financial Officer from March 2004 through May 2008
- Former Chief Accountant at Dongda Petroleum Company
- Graduated from Xi'an TB University with a degree in Accounting

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Revenues	Gross Margin	Adjusted Net Income
		

Revenue ($MM)
$1.20
$4.00
$6.00
$9.80
$15.10
$17.22
2003
2004
2005
2006
2007
9 mo. 08

$0.60
$1.80
$3.00
$4.40
$8.89
44.7%
2003
2004
2005
2006
2007
9 mo. 08
Gross Margin ($MM)
Gross Margin (%)

$0.10
$1.11
$1.47
$2.38
$5.28
2003
2004
2005
2006
2007
9 Mo 2008

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Revenue Growth



$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Revenue ($MM)
CAGR 64%
$1.20
$4.00
$6.00
$9.80
$15.10
$17.22
2003
2004
2005
2006
2007
9 mo. 08

Gross Margin Expansion and Growth


$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
46.6%
46.1%
49.7%
44.7%
55.4%
51.6%
$0.60
$1.80
$3.00
$4.40
$8.30
$8.89
CAGR 67%
2003
2004
2005
2006
2007
9 mo. 08
Gross Margin ($MM)
Gross Margin (%)

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Adjusted Net Income Growth



$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
$0.10
$1.11
$1.47
$2.38
$4.20
$5.28
8.8%
27.9%
24.7%
24.3%
27.9%
30.6%
CAGR 94%
2003
2004
2005
2006
2007
9 Mo 2008
Net Income ($MM)
Profit Margin

Rodman &Renshaw

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Twelve Months 06 vs. 07

	December 31, 2007			December 31, 2006		
	Revenues	Gross Margin	GM %	Revenues	Gross Margin	GM %
Veterinary Medications	$9,003,400	$4,349,053	48%	$3,825,079	$1,278,452	33%
Micro-organism	4,271,139	2,854,589	67%	4,337,562	2,175,664	50%
Feed Additives	971,019	421,305	43%	927,424	298,349	32%
Vaccines	811,270	719,516	89%	706,259	623,207	88%
Total	$15,056,828	$8,344,463	55%	$9,796,324	$4,375,672	45%

Nine Months 07 v. 08

	September 30, 2008			September 30, 2007		
	Revenues	Gross Margin	GM %	Revenues	Gross Margin	GM %
Veterinary Medications	$11,389,155	$4,781,286	42%	$5,211,589	$2,590,020	50%
Micro-organism	4,352,781	3,046,988	70%	3,506,220	2,316,841	66%
Feed Additives	784,161	444,583	57%	915,359	412,252	45%
Vaccines	689,710	613,925	89%	557,662	495,047	89%
Total	$17,215,807	$8,886,782	52%	$10,190,830	$5,814,160	57%

Impact of significant non-recurring items on Net Income

	12 Months Ended		9 Months Ended	
	12/31/2007	12/31/2006	9/30/2008	9/30/2007
Net income (loss)	($1,956,976)	$1,175,142	$3,956,310	$849,513
Non recurring non-cash charges:				
Amortization of deferred financing	879,212		101,815	$286,132
Amortization of discount on debentures	3,716,243		406,538	1,176,618
Amort of deferred compensation	643,119	1,202,235	62,758	563,619
Inducement costs for debentures converted	634,450		257,775	
Default premium on debentures			490,713	
Inducement costs for warrants exercised	279,547			
Income net of non-recurring non-cash items	$4,195,595	$2,377,377	$5,275,909	$2,875,882

Use of Proceeds	
Construction of New Facilities:	
Vaccine	$2.5 million
Micro-organism & Feed Add'v	$1.5 million
Research and Development	$1.5 million
Marketing	$0.7 million
Working Capital	$1.0 million
Fees & Expenses	$0.8 million
Total	$8.0 million

Vaccine & Micro-Organism Facilities- $4.0M

- Vaccine Facility- $2.5M
  - Increase production capacity by 2,300% (250M units to 6,000M units)
  - $3.57M invested to date
  - Completion expected Q3 2009

- Feed Additive & Micro-Organism Facility- $1.5M
  - Increase capacity of Feed Additive & Micro-Organism Production by 48.7% (8,200 metric tons to 12,200 metric tons).

Marketing $0.7M

- Enhance Customer Service
  - Customers receive pre- & post-purchase product consulting
  - Provide on-site visits to provide product-use demonstrations
  - Continuously collect and analyze customer feedback

Marketing $0.7M

- Sales and Marketing Promotional Activities
  - Trade Show participation
  - Cooperative promotional activities with distributors
  - Advertising in provincial newspapers, magazines, and other media.

Investment Highlights

- Skystar is competing in a market that already has more demand than supply
- Skystar has an extensive and growing portfolio of high margin products
- Skystar has a proven track record of growing revenue and increasing income
- Skystar has an experienced management team
- Attractive Valuation

Rodman & Renshaw®

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